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ArvinMeritor Reports Third-Quarter Fiscal Year 2010 Results

Pretax Income Up $52 Million on Increased Revenues of 35 Percent

TROY, Mich. (Aug. 3, 2010) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its third fiscal quarter ended June 30, 2010.

Quarterly Highlights
  Sales were $1.3 billion, up $333 million or 35 percent, from the same period last year.

  Income before taxes was $31 million, compared to a loss of $21 million, in the third quarter of fiscal year 2009.

  Net loss was $3 million, compared to a net loss of $164 million, in the prior year’s third quarter.

  Adjusted EBITDA was $76 million, up $48 million from the same period last year.

  Cash flow from operations was $47 million in the third quarter of fiscal year 2010, compared to $99 million in the same period last year.

  Positive free cash flow (cash flow from operations less capital expenditures) for the fifth consecutive quarter of $33 million in the third quarter of fiscal year 2010.
     “Higher revenues this quarter – up 35 percent year-over-year – indicate continued strength in the emerging markets and improvements in our North American and European customer markets,” said Chip McClure, chairman, CEO and president. “In addition, our adjusted EBITDA margin doubled from the prior year’s third fiscal quarter to six percent reflecting strong conversion of incremental revenue to earnings through tight cost controls.”

Third-Quarter Fiscal Year 2010 Results

     For the third quarter of fiscal year 2010, ArvinMeritor posted sales from continuing operations of $1.3 billion, an increase of approximately 35 percent from the same period last year led by stronger truck demand in Europe and the Americas. Income before taxes was $31 million, compared to a loss of $21 million, in the third quarter of fiscal year 2009.

     Net income from continuing operations was $1 million or $0.01 per diluted share, compared to a net loss from continuing operations of $34 million or $0.47 per diluted share, in the same period last year.

     Adjusted income from continuing operations was $2 million or $0.02 per diluted share, compared to an adjusted loss from continuing operations of $24 million or $0.33 per diluted share, in the same period last year. Adjusted income from continuing operations reflects an effective tax rate of approximately 82 percent driven by strong earnings in the emerging markets and the ongoing impact of valuation allowances in the United States and Europe.

     After the impact of discontinued operations, the net loss was $3 million, compared to a net loss of $164 million in the prior year’s third fiscal quarter.

     Adjusted EBITDA was $76 million, up $48 million from the same period last year. The company had strong margin conversion on incremental sales despite the return of temporary cost reductions implemented in fiscal year 2009 and the reduced demand for certain military OEM and service products from 2009.

     Free cash flow for the third quarter of fiscal year 2010 was $33 million, a decrease of $40 million compared to the prior year’s third fiscal quarter. Free cash flow in the prior year’s third fiscal quarter was significantly benefited by lower working capital due to the sharp decline in revenues during fiscal year 2009.

Segment Results

     Commercial Truck sales were $522 million, up $225 million from the same period last year. EBITDA for the Commercial Truck segment was $25 million for the quarter, up $45 million from the third quarter loss in fiscal year 2009, primarily driven by higher sales.

     Sales for the company’s Industrial segment were $257 million, up $28 million from the third quarter of fiscal year 2009. EBITDA for the company’s Industrial segment was $21 million, down approximately $16 million from the same period last year. Year-over-year EBITDA was negatively impacted by the completion of the MRAP military program last year, partially offset by higher sales in the segment’s Asia Pacific businesses.

     The Aftermarket & Trailer segment posted sales of $257 million, up $26 million from the same period last year. EBITDA for Aftermarket & Trailer was $20 million, up approximately $2 million from the third quarter of fiscal year 2009. This was a result of higher global sales, partially offset by a decrease in MRAP service parts which benefited the prior year.

    Sales for the Light Vehicle Systems (LVS) segment were $309 million, up from $259 million in the same period last year. EBITDA for LVS was $15 million, up $21 million from the same period last year, due to incremental sales and results of cost-cutting actions in the prior year.

Light Vehicle Systems Update

     Following a strategic evaluation of available options to divest the LVS business earlier this year, ArvinMeritor began a process for the sale of the business and is actively pursuing that strategy.

     The company is reiterating its goal to complete the sale by the end of calendar year 2010. As the sales process has progressed and the financial performance of LVS has improved, ArvinMeritor no longer expects the sale to have a material effect on the company’s cash flows at the time of closing.

Outlook

     For the fourth quarter of fiscal year 2010 (compared to the third fiscal quarter of 2010), the company anticipates:
  Revenue to be slightly lower due to seasonal customer shutdowns.

  Adjusted EBITDA to be slightly lower.

  Adjusted income from continuing operations to be slightly lower.

  Free cash flow before factoring and restructuring to be slightly negative.

  Free cash flow to be slightly negative primarily due to the company’s semi-annual interest payment on its fixed debt securities.
      “We are optimistic about the positive volume trends we are seeing both in Europe and North America, with the exception of military products,” said McClure. “In addition, we are pleased with the continuing market strength in South America, China and India – particularly as we are taking actions to grow our business in those regions of the world. We are focused on continuing to convert higher revenues to earnings as we strive to achieve our long-term EBITDA margin target of 10 percent.”

About ArvinMeritor

     ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the transportation and industrial sectors. The company marked its centennial anniversary in 2009, celebrating a long history of 'forward thinking.' The company serves commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets, and light vehicle manufacturers. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For important information about the company, visit the company's Web site at: http://www.arvinmeritor.com.

Forward-Looking Statements

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. There are risks and uncertainties relating to the company’s announced plans to sell the Body Systems business of LVS, including the timing and certainty of completion of any sale and the terms upon which any purchase and sale agreement may be entered into. Until the closing of any sale, the company will be responsible for the operation of this business. Therefore, it is possible that an extended process could result in operating losses and cash requirements for which the company would be responsible, especially if economic conditions begin again to destabilize. In addition, although the company currently expects to sell the entire business, if the company fails to do so, the company may consider other available options, including restructurings and multiple sales of portions of the business (which may involve substantial costs and the potential to lose new or replacement customer awards due to the uncertainty as to the future of the business). In addition, actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions, including the recent global economic crisis; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); whether our liquidity will be affected by declining vehicle production volumes in the future; availability and sharply rising cost of raw materials, including steel and oil; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; the ability to achieve anticipated or continued cost savings from reduction actions; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability and warranty and recall claims; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

Non-GAAP Measures

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding Adjusted income or loss from continuing operations, Adjusted diluted earnings per share from continuing operations, Adjusted EDITDA, Free cash flow and Free cash flow before restructuring payments and changes in off-balance sheet accounts receivable factoring and securitization, which are non-GAAP financial measures.

     Adjusted income (loss) from continuing operations and Adjusted diluted earnings (loss) per share from continuing operations are defined as reported income or loss from continuing operations and reported diluted earnings or loss per share from continuing operations before restructuring expenses, asset impairment charges and other special items as determined by management. Adjusted EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization, loss on sale of receivables, restructuring expenses, asset impairment charges and other special items as determined by management. Free cash flow is defined as cash flows provided by (used for) operating activities less capital expenditures.

     Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. In particular, management believes that Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by management and the investment community to analyze operating performance in our industry. Further, management uses Adjusted EBITDA for planning and forecasting in future periods. Management believes that Free cash flow and Free cash flow before restructuring payments and changes in off-balance sheet accounts receivable factoring and securitization are useful in analyzing our ability to service and repay debt.

     Adjusted income (loss) from continuing operations, Adjusted diluted earnings (loss) per share from continuing operations and Adjusted EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Free cash flow and Free cash flow before restructuring payments and changes in off-balance sheet accounts receivables factoring and securitization should not be considered a substitute for cash provided by (used for) operating activities, or other cash flow statement data prepared in accordance with GAAP, or as a measure of financial position or liquidity. In addition, these non-GAAP cash flow measures do not reflect cash used to service debt or cash received from the divestitures of businesses or sales of other assets and thus do not reflect funds available for investment or other discretionary uses. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

     Set forth on the following pages are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Third-Quarter 2010 Conference Call

     The company will host a conference call and Web cast to present its fiscal year 2010 third-quarter financial results on Tuesday, Aug. 3, 2010, at 10 a.m. (ET).

     To participate, call (617) 213-4861, ten minutes prior to the start of the call. Please reference pass code 51410929 when dialing in. Investors can also listen to the conference call in real time – or for seven days by recording – by visiting www.arvinmeritor.com.

     A replay of the call will be available from 1:00 p.m. on Aug. 3, to 11:59 p.m. Aug. 10, 2010, by calling (888) 286-8010 (within the United States) or (617) 801-6888 for international calls. Please refer to replay pass code number 20684298.

     To access the listen-only audio Web cast, visit the ArvinMeritor Web site at www.arvinmeritor.com and select the Web cast link from the home page or the investor page.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,			June 30,
	2010	2009		2010	2009
Sales	$1,275		$942	$3,628	$3,124
Cost of sales	(1,130)		(873)	(3,244)	(2,903)
GROSS MARGIN	145		69	384	221
Selling, general and administrative	(94)		(67)	(268)	(223)
Restructuring costs	(2)		(6)	(4)	(76)
Asset impairment charges	—		—	—	(223)
Other operating expense	(6)		—	(6)	(1)
OPERATING INCOME (LOSS)	43		(4)	106	(302)
Other income	1		—	2	—
Equity in earnings of affiliates	14		7	35	8
Interest expense, net	(27)		(24)	(81)	(71)
INCOME (LOSS) BEFORE INCOME TAXES	31		(21)	62	(365)
Provision for income taxes	(26)		(11)	(36)	(632)
INCOME (LOSS) FROM CONTINUING OPERATIONS	5		(32)	26	(997)
LOSS FROM DISCONTINUED OPERATIONS, net of tax	(4)		(112)	(5)	(167)
NET INCOME (LOSS)	1		(144)	21	(1,164)
Less: Net income attributable to noncontrolling interests	(4)		(20)	(11)	(10)
NET INCOME (LOSS) ATTRIBUTABLE TO ARVINMERITOR, INC.	$(3)		$(164)	$10	$(1,174)

NET INCOME (LOSS) ATTRIBUTABLE TO ARVINMERITOR, INC.
Income (loss) from continuing operations	$1		$(34)	$15	$(1,002)
Loss from discontinued operations	(4)		(130)	(5)	(172)
Net income (loss)	$(3)		$(164)	$10	$(1,174)

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$0.01		$(0.47)	$0.18	$(13.82)
Discontinued operations	(0.04)		(1.79)	(0.06)	(2.37)
Diluted earnings (loss) per share	$(0.03)	$	(2.26)	$0.12	$(16.19)

Diluted average common shares outstanding	96.4		72.7	84.6	72.5

ARVINMERITOR, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited, In millions)

	June 30,	September 30,
	2010	2009
ASSETS:
Cash and cash equivalents	$289	$95
Receivables, trade and other, net	808	694
Inventories	413	374
Other current assets	116	97
Assets of discontinued operations	—	56
TOTAL CURRENT ASSETS	1,626	1,316
Net property	414	445
Goodwill	423	438
Other assets	354	306
TOTAL ASSETS	$2,817	$2,505

LIABILITIES AND SHAREOWNERS’ EQUITY (DEFICIT):
Short-term debt	$—	$97
Accounts payable	838	674
Other current liabilities	475	411
Liabilities of discontinued operations	—	107
TOTAL CURRENT LIABILITIES	1,313	1,289
Long-term debt	1,019	995
Retirement benefits	1,070	1,077
Other liabilities	324	310

Shareowners’ deficit attributable to ArvinMeritor, Inc.	(946)	(1,195)
Noncontrolling interests	37	29
TOTAL EQUITY (DEFICIT)	(909)	(1,166)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,817	$2,505

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, In millions)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Sales:
Commercial Truck	$522	$297	$1,413	$1,241
Industrial	257	229	731	667
Aftermarket & Trailer	257	231	717	735
Light Vehicle Systems	309	259	994	746
Intersegment Sales	(70)	(74)	(227)	(265)
Total sales	$1,275	$942	$3,628	$3,124
EBITDA:
Commercial Truck	$25	$(20)	$52	$(39)
Industrial	21	37	70	102
Aftermarket & Trailer	20	18	54	71
Light Vehicle Systems	15	(6)	31	(53)
Segment EBITDA	81	29	207	81
Unallocated Corporate Costs	(5)	(1)	(11)	(5)
Adjusted EBITDA	$76	$28	$196	$76
Loss on Sale of Receivables	(1)	(1)	(3)	(7)
Depreciation and Amortization	(19)	(19)	(57)	(60)
Interest Expense, Net	(27)	(24)	(81)	(71)
Restructuring Costs	(2)	(6)	(4)	(76)
Asset Impairment Charges	—	—	—	(223)
LVS Separation Costs	—	(1)	—	(9)
Provision for Income Taxes	(26)	(11)	(36)	(632)
Income (Loss) from Continuing Operations attributable to ArvinMeritor, Inc.	$1	$(34)	$15	$(1,002)
Loss from Discontinued Operations attributable to ArvinMeritor, Inc.	(4)	(130)	(5)	(172)
Net Income (Loss)	$(3)	$(164)	$10	$(1,174)

ARVINMERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In millions)

	Nine Months Ended June 30,
	2010	2009
OPERATING ACTIVITIES
Income (loss) from continuing operations	$26	$(997)
Adjustments to income (loss) from continuing operations:
Depreciation and amortization	57	60
Asset Impairment charges	—	223
Restructuring costs, net of payments	(13)	34
Deferred income tax expense (benefit)	(3)	609
Pension and retiree medical expense	71	57
Other adjustments to income (loss) from continuing operations, net	(7)	17
Pension and retiree medical contributions and settlements	(69)	(78)
Interest proceeds on note receivable	12	—
Changes in off-balance sheet receivable securitization and factoring	62	(260)
Changes in assets and liabilities	19	30
Operating cash flows provided by (used for) continuing operations	155	(305)
Operating cash flows used for discontinued operations	(16)	(36)
CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	139	(341)
INVESTING ACTIVITIES
Capital expenditures	(56)	(94)
Other investing activities	5	9
Net investing cash flows used for continuing operations	(51)	(85)
Net investing cash flows provided by (used for) discontinued operations	16	(34)
CASH USED FOR INVESTING ACTIVITIES	(35)	(119)
FINANCING ACTIVITIES
Borrowings (payments) on revolving credit facility, net	(28)	181
Payments on accounts receivable securitization program, net	(83)	(33)
Proceeds from debt issuance	245	—
Repayment of notes	(193)	(83)
Payments on lines of credit and other, net	(14)	(8)
Net change in debt	(73)	57
Issuance and debt extinguishment costs	(45)	—
Proceeds from stock issuance	209	—
Other financing activities	(1)	—
Cash dividends	—	(8)
Net financing cash flows provided by continuing operations	90	49
Net financing cash flows provided by discontinued operations	—	8
CASH PROVIDED BY FINANCING ACTIVITIES	90	57
EFFECT OF CHANGES IN FOREIGN CURRENCY EXCHANGE
RATES ON CASH AND CASH EQUIVALENTS	—	(18)
CHANGE IN CASH AND CASH EQUIVALENTS	194	(421)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	95	497
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$289	$76

ARVINMERITOR, INC.
ADJUSTED INCOME AND EARNINGS PER SHARE – RECONCILIATION
Non-GAAP
(Unaudited)
(In millions, except per share amounts)

	Quarter Ended
	June 30,
	2010	2009
Income (loss) from continuing operations
attributable to ArvinMeritor, Inc.	$1	$(34)
Adjustments:
Restructuring costs	2	6
LVS separation costs	—	1
Income taxes	(1)	3
Adjusted income (loss) from continuing operations	$2	$(24)

Diluted earnings (loss) per share from continuing operations	$0.01	$(0.47)
Impact of adjustments on diluted earnings (loss) per share	0.01	0.14
Adjusted diluted earnings (loss) per share from continuing operations	$0.02	$(0.33)

Diluted average common shares outstanding	96.4	72.7

ARVINMERITOR, INC.
FREE CASH FLOW - RECONCILIATION
Non-GAAP
(Unaudited, in millions)

	Quarter Ended
	June 30,
	2010	2009
Cash flows provided by operating activities	$47	$99
Capital expenditures – continuing operations	(14)	(22)
Capital expenditures – discontinued operations	—	(4)
Free cash flow	$33	$73